Exhibit 23.2

Consent of KPMG LLP, Independent Registered Public Accounting Firm

The Board of Directors

TranSwitch Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-114238, 333-69005, 333-105332, 333-109102, 333-109571 and 333-131772) on Form S-3 and (Nos. 333-75800, 333-70344, 333-44032, 333-83187, 33-94234, 333-89798, 333-126129 and 333-131773) on Form S-8 of TranSwitch Corporation and subsidiaries of our report dated March 11, 2005, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the year ended December 31, 2004, and the related financial statement schedule as of and for the year ended December 31, 2004, which report appears in the December 31, 2006 annual report on Form 10-K of TranSwitch Corporation and subsidiaries.

/s/ KPMG LLP

Stamford, Connecticut

March 5, 2007